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                                                                    Exhibit 11.1

           NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)




                                                                                       DECEMBER 31,
                                                                         ----------------------------------------
                                                                           1996            1995            1994
                                                                         --------        --------        --------
NET INCOME PER COMMON SHAREHOLDER:
 Income before extraordinary credit                                      $  5,710        $  5,905        $  4,976
 Extraordinary credit, net of tax                                              --             219              --
                                                                         --------        --------        --------

 Primary earnings applicable to common shareholders                      $  5,710        $  6,124        $  4,976
                                                                         ========        ========        ========
COMMON SHARES USED IN PRIMARY PER SHARE CALCULATION:
 Weighted average number of common shares outstanding                       4,640           4,443           3,590
 Addition from assumed exercise of stock options                               57              40             108
 Addition from assumed exercise of Series A Convertible

  Preferred Stock                                                              --             174             290
 Addition from assumed conversion of  Series B Convertible
  Preferred Stock                                                              18             128              --
                                                                         --------        --------        --------
Weighted average number of common and common-equivalent

  shares outstanding                                                        4,715           4,785           3,988
                                                                         ========        ========        ========
PRIMARY EARNINGS PER COMMON SHARE:
 Income before extraordinary credit                                      $   1.21        $   1.23        $   1.25

 Extraordinary credit                                                          --             .05              --
                                                                         --------        --------        --------
  Earnings per share                                                     $   1.21        $   1.28        $   1.25
                                                                         ========        ========        ========



Note: Fully diluted earnings per share are not presented as dilution is less than 3%.